EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson President and CEO (740) 633-0445, ext. 6154 ceo@unitedbancorp.com	Randall M. Greenwood Senior Vice President, CFO and Treasurer (740) 633-0445, ext. 6181 cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:                 11:00 AM                February 20, 2020

United Bancorp, Inc. Increases Quarterly Cash Dividend Payment from $0.14 to $0.1425 per Common Share Producing a Forward Yield of 3.99%

MARTINS FERRY, OHIO ◆◆◆ On February 19, 2020, the Board of Directors of United Bancorp, Inc. (NASDAQ: UBCP) increased the first quarter cash dividend payment to $0.1425 per common share from the previous quarterly cash dividend level of $0.14 per common share. Scott A. Everson, President and Chief Executive Officer of UBCP indicated, “Paying a very solid cash dividend to our loyal shareholders is a primary focus of our Company. At our current regular cash dividend payout level relative to our market value at the most recently ended quarter, our Company’s stock is generating a forward dividend yield of 3.99%, which is significantly higher than what is presently seen within our industry. This first quarter dividend payment will be for shareholders of record on March 10, 2020 and payable on March 20, 2020.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $685.7 million and total shareholder’s equity of $59.9 million as of December 31, 2019. Through its single bank charter, Unified Bank, the Company has nineteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV (Ohio County) and will soon have a full-service office in Moundsville, WV (Marshall County). United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.